UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 14, 2006

Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho  83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.02       Termination of a Material Definitive Agreement

On February 14, 2006, Micron Technology, Inc. (the “Company”) terminated its outstanding call spread options covering a total of approximately 53.7 million shares of its common stock (“Call Spread Options”).  The Company originally entered into the Call Spread Options in connection with its offering in February 2003 of  2.5% Convertible Subordinated Notes due February 1, 2010 (the “Notes”).  In January 2006, the Company called for redemption all of its outstanding Notes.  Substantially all of the Notes were converted into common stock of the Company as a result of the call for redemption, with the balance being redeemed on February 6, 2006.

The Company has elected to terminate the Call Spread Options as they are no longer needed in connection with the Notes.

The Company originally entered into separate contracts with respect to the Call Spread Options with affiliates of Goldman, Sachs & Co. and Lehman Brothers, Inc., the initial purchasers in the private placement of the Notes in February 2003.  The Company had the option to settle the Call Spread Options in either cash or net shares of Micron common stock. The Call Spread Options were structured as capped calls with the lower calls having a strike price of $11.79 and the upper calls having a strike price of $18.19.  The Call Spread Options were scheduled to expire on January 29, 2008.  The proceeds to be received by the Company in connection with the termination of the Call Spread Options will be based on a formula using a volume weighted average price over an agreed upon period.

In the ordinary course of business, the initial purchasers and/or their affiliates have provided, and may in the future provide, financial advisory, commercial banking, investment banking and other services to us for which they have received, and may in the future receive, customary fees or other compensation.

Item 8.01       Other Events

In January 2006, the Company called for redemption of all of the outstanding Notes.  Substantially all of the Notes were converted into common stock of the Company as a result of the call for redemption of the Notes, with the balance being redeemed on February 6, 2006.

In connection with the issuance of the Notes, the Company entered into an interest rate swap agreement which terminated by its terms on February 6, 2006, as the closing price of the Company’s Common Stock was in excess of $14.15.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	February 14, 2006	By:	/s/ W. G. Stover, Jr.
		Name:	W. G. Stover, Jr.
		Title:	Vice President of Finance and
Chief Financial Officer